Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE    October 10, 2016

Deltic Timber Corporation Announces Executive Transition

Board of Directors Appoints Mark Leland as Interim President & CEO

EL DORADO, AR – October 10, 2016 – The Board of Directors of Deltic Timber Corporation (NYSE: DEL) announced today the retirement of Ray C. Dillon as the company’s President and CEO. Concurrently, the group elected D. Mark Leland, a current member of the company’s Board of Directors, as interim President and CEO. The transition of roles and responsibilities will begin immediately as a national search for Mr. Dillon’s permanent replacement gets underway.

“I would like to thank Deltic Timber’s Board of Directors and shareholders for the privilege of leading this asset-rich company for the past 13 years,” said Dillon. “I retire knowing Deltic is well positioned to deliver excellent future financial and operational results.”

Deltic’s Chairman of the Board, Robert C. Nolan, added, “Ray expanded our Southern Pine timberland base, and brought operational excellence to our manufacturing facilities that resulted in top quartile performance while maintaining discipline in capital allocation. We appreciate all that he accomplished on Deltic’s behalf and wish him well.”

Leland, age 54, will retain his position on the Board. He is the retired former president of the Midstream Division of El Paso Corporation. Prior to that position, he served in various positions including Executive Vice President and CFO, El Paso Corporation and Senior Vice President CFO, El Paso Production Company. He also has served as Chief Operating Officer of GulfTerra Energy Partners.

“With his exceptional financial skills and his strong operational understanding and proven capabilities, Mark was the perfect choice to be a constructive bridge from the past to the future for Deltic,” said Nolan. “He is a strong strategist, and with his solid work ethic and high level of integrity, Deltic is well positioned for the future. I, and my fellow Board members, look forward to working closely with him.

Leland added, “I am honored and excited to be selected by the Board to lead the transition of Deltic into its next chapter. As a Board member, I understand the strengths of the operation and intend, with the help of a solid Deltic team, to leverage current and future value for our customers, investors and employees. We do not anticipate any additional leadership changes or changes to our business strategy during this transition period.”

The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include risk factors that are disclose by Deltic from time to time in its filings with the Securities and Exchange Commission.

About Deltic Timber

Deltic Timber Corporation is a natural resources company focused on the ownership and management of timberland. The Company owns 530,000 acres of timberland, operates two saw mills and is engaged in real estate development. Headquartered in El Dorado, Arkansas, the Company’s operations are located primarily in Arkansas and north Louisiana. Deltic stock is listed on the New York Stock exchange under the symbol DEL. Additional information about Deltic is available at www.deltic.com.

Contacts:

Kenneth D. Mann

Vice President of Finance and Administration and CFO

(870) 881-6432